Exhibit 99.1

N E W S R E L E A S E
Corporate Headquarters 4350 Congress Street Suite 600 Charlotte, NC 28209 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	Ramesh Shettigar	Eileen L. Beck
	(717) 225-2746	(717) 225-2793
	ramesh.shettigar@glatfelter.com	eileen.beck@glatfelter.com
GLATFELTER REPORTS FIRST QUARTER 2022 RESULTS
~ Russia/Ukraine conflict, EU sanctions and continued energy price inflation in Europe significantly impacting Composite Fibers, resulting in non-cash asset and goodwill impairment charges ~
CHARLOTTE, North Carolina – May 3, 2022: Glatfelter Corporation (NYSE: GLT), a leading global supplier of engineered materials, today reported a loss from continuing operations for the first quarter of 2022 of $108.3 million, or $2.42 per share, compared with net income of $8.4 million, or $0.19 per share, in the same period a year ago. On an adjusted basis, earnings from continuing operations for the first quarter of 2022 and 2021 were a loss of $6.2 million, or $0.14 per share, compared with adjusted earnings of $8.5 million, or $0.19 per share, respectively. Adjusted earnings is a non-GAAP financial measure for which a reconciliation to the nearest GAAP-based measure is provided within this release. The 2021 results include the acquisitions of Georgia-Pacific’s U.S. nonwovens business (“Mount Holly”) and Jacob Holm ("Spunlace") as of May 13, 2021 and October 29, 2021, respectively.
Consolidated net sales for the three months ended March 31, 2022 and 2021, totaled $381.7 million and $225.7 million, respectively. On a constant currency basis, net sales for the Composite Fibers and Airlaid Materials (including Mount Holly) segments increased by 0.4% and 83.2%, respectively. The Spunlace segment, formed in connection with the Jacob Holm acquisition, had net sales of approximately $96.4 million.

The Russia/Ukraine military conflict and associated implications are expected to have a significant impact on the Dresden wallcover operations and the Composite Fibers segment. In addition, on April 8, 2022, wallcover base paper and tea filter products were placed on the European Union sanctions list, prohibiting export of these products into Russia for the foreseeable future. As a result, Glatfelter recorded a non-cash asset impairment charge of $61.3 million related to its Dresden operations. Additionally, the Company recognized a goodwill impairment charge of $56.1 million for the Composite Fibers segment related to the long-term fair value implication of the Russia/Ukraine conflict and the unprecedented energy prices in Europe. A $3.9 million partial write-down of Russia and Ukraine accounts receivable and inventory was also taken in the quarter.

“During the first quarter, we continued to combat escalating raw material and energy price inflation across our entire business but most significantly in our Composite Fibers segment, while actively implementing additional price increases,” said Dante C. Parrini, Chairman and Chief Executive Officer. “By the end of the quarter, we converted 35% of our Composite Fibers revenue base to a dynamic cost pass-through pricing model and implemented price increases for many other customers. In addition, we are actively addressing the impacts of the ongoing Russia/Ukraine conflict, including actions recently taken by the EU to place wallcover and tea filter products on the list of sanctioned materials, by fully complying with export regulations and financial transactions within the banking system.”

Mr. Parrini continued, “In our recently acquired Spunlace business, our improvement initiatives are showing signs of progress. Volumes for the quarter were ahead of expectations and the team continues to implement measures to drive further efficiencies and aggressively manage costs. While input costs and energy prices remain a challenge, we are

Glatfelter Reports First Quarter 2022 Results	page 2
generating higher order volumes and expect our intensified integration efforts to return this segment to profitability in the second quarter.”

Mr. Parrini added, “Shipments in Airlaid Materials were well ahead of last year with robust demand across nearly every product category. Mount Holly added $27 million in revenue and legacy Glatfelter volumes grew by 22%. While our contractual cost pass-through agreements and customer price increases provided relief from raw material inflation, operating profit was constrained by higher energy prices in Europe. Overall, this segment continues to perform very well as a leader in the industry.”

Mr. Parrini concluded, “We expect headwinds from energy inflation in Europe, supply chain disruptions, and the crisis in Russia/Ukraine to persist in the near to mid-term. However, we are confident the commercial actions we are taking in Composite Fibers to achieve our 2022 target of 50% revenue conversion to a cost pass-through model will result in stronger profitability and reduced volatility for the segment over time. While we remained compliant with our financial covenants for the quarter, we are working with our bank group to establish a debt covenant framework within our credit agreement that reflects the current economic and geopolitical environment and ensures we have sufficient financial flexibility for the future.”
First Quarter Results
The following table sets forth a reconciliation of results on a GAAP basis to an adjusted earnings basis, a non-GAAP measure:

	Three months ended March 31,
	2022		2021
In thousands, except per share	Amount	EPS	Amount	EPS

Net income (loss)	$(108,327)	$(2.42)	$8,394	$0.19
Exclude: Loss from discontinued operations, net of tax	37	—	—	—
Income (loss) from continuing operations	(108,290)	(2.42)	8,394	0.19
Adjustments (pre-tax):
Goodwill and other asset impairment charges	117,349		—
Russia/Ukraine conflict charges	3,948		—
Strategic initiatives	1,835		603
Corporate headquarters relocation	88		155
Cost optimization actions	941		—
Timberland sales and related costs	(2,962)		(850)
Total adjustments (pre-tax)	121,199		(92)
Income taxes (1)	(19,147)		81
CARES Act of 2020 tax provision (2)	79		93
Total after-tax adjustments	102,131	2.28	82	—
Adjusted earnings from continuing operations	$(6,159)	$(0.14)	$8,476	$0.19
(1)Tax effect on adjustments calculated based on the incremental effective tax rate of the jurisdiction in which each adjustment originated.
(2)Reflects the tax effect of applying certain provisions of the CARES Act of 2020.

Glatfelter Reports First Quarter 2022 Results	page 3
Composite Fibers

	Three months ended March 31,
Dollars in thousands	2022	2021	Change

Tons shipped (metric)	28,211	34,140	(5,929)	(17.4)%
Net sales	$135,829	$141,249	$(5,420)	(3.8)%
Operating income (loss)	(335)	16,065	(16,400)	(102.1)%
Operating margin	(0.2)%	11.4%

Composite Fibers’ net sales decreased $5.4 million or 3.8% in the first quarter of 2022, compared to the year-ago quarter. Higher selling prices of $17.6 million were more than offset by lower shipments of 17.4% and unfavorable currency translation of $6.0 million. Wallcover shipments were below prior year by 34% primarily due to lower shipments to customers in Russia and Ukraine, mostly resulting from the geopolitical conflict in this region.

Composite Fibers had an operating loss for the first quarter of $0.3 million compared with $16.1 million operating income in the first quarter of 2021. Energy, raw material and freight inflation of $29.1 million were only partially offset by $17.6 million in higher selling prices, reducing earnings by a net $11.5 million. Lower shipments negatively impacted results by $1.8 million and operations were unfavorable by $4.0 million, mainly driven by market downtime in wallcover production and general inflation. The impact of currency and related hedging positively impacted earnings by $0.9 million.

Airlaid Materials

	Three months ended March 31,
Dollars in thousands	2022	2021	Change

Tons shipped (metric)	43,052	28,864	14,188	49.2%
Net sales	$149,464	$84,425	$65,039	77.0%
Operating income	12,221	7,197	5,024	69.8%
Operating margin	8.2%	8.5%

Airlaid Materials’ net sales increased $65.0 million in the year-over-year comparison driven by the Mount Holly acquisition, higher shipments in all major product categories, and higher selling prices from cost-pass-through arrangements with customers. Shipments were 49.2% higher driven by strong growth in the tabletop, wipes, and hygiene product categories. Currency translation was $5.2 million unfavorable.

Airlaid Materials’ first quarter operating income of $12.2 million was $5.0 million higher when compared to the first quarter of 2021. Higher shipments positively impacted results by $8.0 million. Selling price increases of $18.4 million fully offset the higher raw material prices, primarily due to raw material cost-pass-through provisions and recently implemented price increases. Existing energy surcharges were unable to fully offset elevated energy prices in Europe, reducing earnings by net $3.2 million. Operations were favorable $1.3 million driven by higher production, which offset general inflationary pressures. The impact of currency and related hedging negatively impacted earnings by $1.1 million.

Glatfelter Reports First Quarter 2022 Results	page 4
Spunlace

	Three months ended March 31,
Dollars in thousands	2022	2021	Change

Tons shipped (metric)	20,736	—	20,736	—
Net sales	$96,387	$—	$96,387	$—
Operating loss	(1,572)	—	(1,572)	—
Operating margin	(1.6)%

Spunlace shipments for the first quarter were approximately 10% higher than expectations based on the two-month run rate from the previous quarter under Glatfelter ownership. An operating loss of $1.6 million was approximately $0.4 million favorable compared to our expectations, mainly driven by higher shipments in the consumer wipes category positively impacting results by approximately $0.8 million. Higher raw material and energy costs unfavorably impacted earnings by $2.9 million and were only partially offset by higher selling prices and energy surcharges of $2.3 million. All other costs combined were $0.5 million higher compared to the previous quarter.
Other Financial Information
The amount of operating expense not allocated to a reporting segment in the Segment Financial Information totaled $126.2 million in the first quarter of 2022 compared with $5.9 million in the same period a year ago. Excluding the items identified to present “adjusted earnings,” unallocated expenses for the first quarter of 2022 decreased $1.0 million compared to the first quarter of 2021.

In the first quarter of 2022, our loss from continuing operations totaled $125.1 million and we recorded an income tax benefit of $16.8 million. On adjusted pre-tax loss of $3.9 million, the income tax provision was $2.3 million in the first quarter of 2022, which primarily related to reserves for uncertain tax positions and valuation allowances for losses for which no tax benefit could be recognized. The comparable amounts in the first quarter of 2021 were adjusted pre-tax income of $15.5 million and income tax expense of $7.0 million, respectively.
Balance Sheet and Other Information
Cash and cash equivalents totaled $80.5 million as of March 31, 2022, and net debt was $728.8 million compared with $648.9 million at the end of 2021. Net leverage, as calculated in accordance with the financial covenants of our bank credit agreement, was in compliance and increased to 4.8 times at March 31, 2022, versus 3.8 times at December 31, 2021.

Capital expenditures during the three months ending March 31, 2022 and 2021, totaled $12.3 million and $5.4 million, respectively. Adjusted free cash flow for the first three months of 2022 was a use of $75.4 million compared with a use of $8.9 million in the same period of 2021. (Refer to the calculation of this measure provided in the tables at the end of this release).

Glatfelter Reports First Quarter 2022 Results	page 5
Conference Call
As previously announced, the Company will hold a conference call today at 11:00 a.m. (Eastern) to discuss its first quarter results. The Company will make available on its Investor Relations website this quarter’s earnings release and an accompanying financial presentation that includes additional financial information to be discussed on the conference call including the Company’s outlook pertaining to financial performance. Information related to the conference call is as follows:

What:	Glatfelter’s 1st Quarter 2022 Earnings Release Conference Call
When:	Tuesday, May 3, 2022, 11:00 a.m. (ET)
Number:	US dial 888.335.5539
International dial 973.582.2857
Conference ID:	6936157
Webcast:	https://www.glatfelter.com/investors/webcasts-and-presentations/
Rebroadcast Dates:	May 3, 2022, 2:00 p.m. through May 17, 2022 12:00 a.m.
Rebroadcast Number:	Within US dial 855.859.2056
International dial 404.537.3406
Conference ID:	6936157
Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register and ensure any necessary audio software is installed.

Glatfelter Reports First Quarter 2022 Results	page 6
Glatfelter Corporation and subsidiaries
Consolidated Statements of Income
(unaudited)

	Three months ended March 31,
In thousands, except per share	2022	2021

Net sales	$381,680	$225,674
Costs of products sold	350,015	186,378
Gross profit	31,665	39,296
Selling, general and administrative expenses	33,166	22,827
Goodwill and other asset impairment charges	117,349	—
Gains on dispositions of plant, equipment and timberlands, net	(2,961)	(850)
Operating income (loss)	(115,889)	17,319
Non-operating income (expense)
Interest expense	(7,862)	(1,531)
Interest income	17	20
Other, net	(1,340)	(224)
Total non-operating expense	(9,185)	(1,735)
Income (loss) from continuing operations before income taxes	(125,074)	15,584
Income tax provision (benefit)	(16,784)	7,190
Income (loss) from continuing operations	(108,290)	8,394

Discontinued operations:
Loss before income taxes	(37)	—
Income tax provision	—	—
Loss from discontinued operations	(37)	—
Net income (loss)	$(108,327)	$8,394

Basic earnings per share
Income (loss) from continuing operations	$(2.42)	$0.19
Income from discontinued operations	—	—
Basic earnings per share	$(2.42)	$0.19

Diluted earnings per share
Income (loss) from continuing operations	$(2.42)	$0.19
Income from discontinued operations	—	—
Earnings per share	$(2.42)	$0.19

Weighted average shares outstanding
Basic	44,709	44,450
Diluted	44,709	44,869

Glatfelter Reports First Quarter 2022 Results	page 7
Segment Financial Information
(unaudited)

	Three months ended March 31,
In thousands, except per share	2022	2021

Net Sales
Composite Fibers	$135,829	$141,249
Airlaid Material	149,464	84,425
Spunlace	96,387	—
Total	$381,680	$225,674

Operating income (loss)
Composite Fibers	$(335)	$16,065
Airlaid Material	12,221	7,197
Spunlace	(1,572)	—
Other and unallocated	(126,203)	(5,943)
Total	$(115,889)	$17,319

Depreciation and amortization
Composite Fibers	$6,519	$6,981
Airlaid Material	7,629	5,848
Spunlace	2,914	—
Other and unallocated	1,422	904
Total	$18,484	$13,733

Capital expenditures
Composite Fibers	$6,127	$2,773
Airlaid Material	3,468	1,739
Spunlace	2,085	—
Other and unallocated	668	867
Total	$12,348	$5,379

Tons shipped (metric)
Composite Fibers	28,211	34,140
Airlaid Material	43,052	28,864
Spunlace	20,736	—
Total	91,999	63,004

Glatfelter Reports First Quarter 2022 Results	page 8
Selected Financial Information
(unaudited)

	Three months ended March 31,
In thousands	2022	2021

Cash Flow Data
Cash from continuing operations provided (used) by:
Operating activities	$(66,239)	$(6,046)
Investing activities	(7,801)	(4,603)
Financing activities	16,281	179

Depreciation, depletion and amortization	18,484	13,733
Capital expenditures	(12,349)	(5,379)

	March 31, 2022	December 31, 2021
Balance Sheet Data
Cash and cash equivalents	$80,452	$138,436
Total assets	1,749,038	1,880,607
Total debt	809,227	787,355
Shareholders’ equity	416,733	542,762
Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
This press release includes a measure of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consist of the production and sale of engineered materials. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods and established business plans. For purposes of determining adjusted earnings, the following items are excluded:
•Strategic initiatives. These adjustments primarily reflect professional and legal fees incurred directly related to evaluating and executing certain strategic initiatives including costs associated with acquisitions, related integrations and charges incurred to step-up acquired inventory to fair-value.
•Corporate headquarters relocation. These adjustments reflect costs incurred in connection with the strategic relocation of the Company’s corporate headquarters to Charlotte, NC. The costs are primarily related to employee relocation costs and exit costs at the former corporate headquarters.
•Cost optimization actions. These adjustments reflect charges incurred in connection with initiatives to optimize the cost structure of the Company, improve efficiencies or other objectives. Such actions may include asset rationalization, headcount reductions or similar actions. These adjustments, which have occurred at various times in the past, are irregular in timing and relate to specific identified programs to reduce or optimize the cost structure of a particular operating segment or the corporate function.
•Goodwill and Other Asset Impairment Charge. This adjustment represents a non-cash charge recorded to reduce the carrying amount of certain long-lived assets, intangible assets and goodwill of our Dresden facility and the Composite Fibers reporting segment. The impairment was directly related to the adverse impact of the Russia/Ukraine military conflict on our projected revenue and EBITDA.
•Russia / Ukraine conflict charges. This adjustment represents a non-cash charge recorded to reduce the carrying amount of accounts receivable and inventory directly related to the Russia/Ukraine military conflict.
•Timberland sales and related costs. These adjustments exclude gains from the sales of timberlands as these items are not considered to be part of our core business, ongoing results of operations or cash flows. These adjustments are irregular in timing and amount and may benefit our operating results.

Glatfelter Reports First Quarter 2022 Results	page 9
Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings provide a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period. Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Calculation of Adjusted Free Cash Flow In thousands	Three months ended March 31,
	2022	2021

Cash from operations	$(66,239)	$(6,046)
Capital expenditures	(12,349)	(5,379)
Free cash flow	(78,588)	(11,425)
Adjustments:
Strategic initiatives	1,390	732
Cost optimization actions	585	1,156
Restructuring charge - metallized operations	—	1,135
Corporate headquarters relocation	(566)	268
Fox River environmental matter	1,264	321
Tax payments (refunds) on adjustments to adjusted earnings	561	(1,115)
Adjusted free cash flow	$(75,354)	$(8,928)

Net Debt In thousands	March 31, 2022	December 31, 2021

Short-term debt	$25,448	$22,843
Current portion of long-term debt	25,516	26,437
Long term debt	758,263	738,075
Total	809,227	787,355
Less: Cash	(80,452)	(138,436)
Net Debt	$728,775	$648,919

Glatfelter Reports First Quarter 2022 Results	page 10

Adjusted EBITDA	Three months ended March 31,		Trailing twelve months ended March 31, 2022		Year ended December 31, 2021
In thousands	2022	2021

Net income (loss)	$(108,327)	$8,394	$(109,784)		$6,937
Exclude: Loss (income) from discontinued operations, net of tax	37	—	(179)		(216)
Add back: Taxes on Continuing operations	(16,784)	7,190	(17,018)		6,956
Depreciation and amortization	18,484	13,733	66,172		61,421
Interest expense, net	7,845	1,511	18,614		12,280
EBITDA	(98,745)	30,828	(42,195)		87,378
Adjustments:
Goodwill and other asset impairment charges	117,349	—	117,349	—	—
Russia/Ukraine conflict charges	3,948	—	3,948		—
Strategic initiatives	1,835	603	32,160		30,928
Share-based compensation (1)	909	1,208	4,764		5,063
Corporate headquarters relocation	88	155	518		585
Cost optimization actions	589	—	1,474		885
Timberland sales and related costs	(2,962)	(850)	(7,351)		(5,239)
Adjusted EBITDA	$23,011	$31,944	$110,667		$119,600
Pro forma - Mount Holly			(1,668)		2,088
Pro forma - Jacob Holm			9,260		18,291
Pro forma Adjusted EBITDA			$118,259		$139,979
(1)Adjusted EBITDA for 2021 has been restated to add back share-based compensation consistent with our amended credit agreement. The share-based compensation adjustment represents the non-cash amount of share-based compensation expense included in results of operations.

Glatfelter Reports First Quarter 2022 Results	page 11
Caution Concerning Forward-Looking Statements
Any statements included in this press release that pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends”, “plans”, “targets”, and similar expressions to identify forward-looking statements. Any such statements are based on the Company’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements. The risks, uncertainties and other unpredictable or uncontrollable factors are described in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”) in the Risk Factors section and under the heading “Forward-Looking Statements” in the Company’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are available on the SEC’s website at www.sec.gov. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.

About Glatfelter

Glatfelter is a leading global supplier of engineered materials with a strong focus on innovation and sustainability. The Company’s high quality, technology-driven, innovative, and customizable nonwovens solutions can be found in products that are Enhancing Everyday Life®. These include personal care and hygiene products, food and beverage filtration, critical cleaning products, medical and personal protection, packaging products, as well as home improvement and industrial applications. Headquartered in Charlotte, NC, the Company’s 2021 net sales were $1.1 billion with approximately 3,250 employees worldwide. Glatfelter’s operations utilize a variety of manufacturing technologies including airlaid, wetlaid and spunlace with sixteen manufacturing sites located in the United States, Canada, Germany, the United Kingdom, France, Spain, and the Philippines. The Company has sales offices in all major geographies serving customers under the Glatfelter and Sontara® brands. Additional information about Glatfelter may be found at www.glatfelter.com.